EXHIBIT 10.1

Duluth Holdings Inc. Executive Change in Control Severance Plan
Effective April 14, 2022

Contents

Article 1. Establishment and Term of the Plan; Participation and Delegation 1

Article 2. Definitions1

Article 3. Severance Benefits4

Article 4. Restrictive Covenants and Obligations upon Termination of Employment5

Article 5. Effect of Excise Tax6

Article 6. Legal Fees and Notice7

Article 7. Successors and Assignment7

Article 8. Miscellaneous8

Appendices

Duluth Holdings Inc. Executive Change in Control Severance Plan
Effective April 14, 2022

Article 1. Establishment and Term of the Plan; Participation and Delegation

1.1.Establishment of the Plan. Duluth Holdings Inc. (the “Company”) hereby establishes a severance plan to be known as the “Duluth Holdings Inc. Executive Change in Control Severance Plan” (the “Plan”) to provide severance benefits to those individuals selected by the Compensation Committee (“Committee”) of the Board of Directors (“Board”) pursuant to Section 1.4.

1.2.Term.  This Plan will commence on April 14, 2022 (the “Effective Date”) and shall continue in until terminated pursuant to Section 1.3 or Section 8.9.

1.3.Change in Control Renewal. Notwithstanding the provisions of the Plan to the contrary, in the event that a Change in Control of the Company occurs, upon the effective date of such Change in Control, the term of this Plan shall automatically and irrevocably be renewed for a period of two (2) years from the effective date of such Change in Control (“Renewal Period”) and this Plan cannot be terminated or amended (if such amendment would have the effect of reducing or otherwise impairing the rights and benefits of Participants then covered under the Plan) prior to the end of such Renewal Period. Further, this Plan shall be assigned to the successor in such Change in Control, as further provided in Article 7 herein. This Plan shall automatically terminate at the end of the Renewal Period.

1.4.Participation / Delegation. The Board or the Committee shall have the authority to select those employees of the Company and its Affiliates who shall participate in the Plan among those employees in the categories identified in Appendix A, attached hereto.   For employees who are not executive officers of the Company, the Board or the Committee may delegate the authority to select other employees who may participate in the Plan (limited those employees in the categories in identified in Appendix A) to an executive officer of the Company, as well as other duties of the Board or the  Committee under this Plan with respect to such Participants.  Once designated as an employee who shall participate in the Plan, such employee shall become a Participant.  A Participant shall cease participation in the Plan upon the termination of the Plan, the termination of the Participant’s employment (other than due to a Qualified Termination of Employment), or payment of all amounts due the Participant hereunder, whichever occurs first.  For the avoidance of doubt, only employees that are specifically designated to participate in the Plan by the Committee or an executive officer shall become Participants in the Plan, regardless of whether they are employed by the Company in the categories identified in Appendix A.

Article 2. Definitions

2.1.Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

(a)“Affiliate” means any person or entity from time to time controlling, controlled by or under common control with the Company. For this purpose, the terms “controlling,” “controlled by” or “under common control with” mean direct or indirect ownership of more than fifty percent (50%) of the voting power of another entity.

(b)“Base Salary” means the greater of Participant’s annual rate of salary at: (i) the Effective Date of Termination, or (ii) the date of the Change in Control.

(c)“Beneficiary” means the persons or entities designated or deemed designated by Participant pursuant to Section 8.6 herein.

(d)“Board” means the Board of Directors of the Company.

(e)  “Cause” shall mean the following, as determined by the Board or Committee:

1)Participant has materially breached any agreement to which Participant and the Company (or any Affiliate) are parties, or any Company policy, or has materially breached any other obligation or duty owed to the Company (or any Affiliate) pursuant to law or the Company’s policies and procedures manual:

2)Participant’s substantial failure or willful refusal to perform Participant’s duties and responsibilities to the Company (or any Affiliate);

3)Participant has committed an act of gross negligence, willful misconduct or any violation of law in the performance of Participant’s duties for the Company (or any Affiliate);

4)Participant has taken any action substantially likely to result in material discredit to or material loss of business, reputation or goodwill of the Company (or any Affiliate);

5)Participant has been convicted of or plead nolo contendere to a felony or other crime, the circumstances of which substantially relate to Participant’s employment duties with the Company (or any Affiliate);

6)Participant has misappropriated funds or property of the Company (or any Affiliate) or engaged in any material act of dishonesty; or

7)Participant has attempted to obtain a personal profit from any transaction in which the Company (or an Affiliate) has an interest, and which constitutes a corporate opportunity of the Company (or an Affiliate), or which is adverse to the interests of the Company (or an Affiliate), unless the transaction was approved in writing by the Board after full disclosure of all details relating to such transaction.

(f)“Change in Control” shall mean the first to occur of the following:

1)the sale, lease, exchange, encumbrance or other disposition (other than licenses that do not constitute an effective disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, and the grant of security interests in the ordinary course of business) by the Company of all or substantially all of the Company’s assets; or

2)the merger or consolidation of the Company with or into any other entity, other than a merger or consolidation that would result in the Class A Common Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its sole parent entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its sole parent entity outstanding immediately after such merger or consolidation.

(g)“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

(h)“Company” means Duluth Holdings Inc., a Wisconsin corporation, or any successor thereto as provided in Article 7 herein.

(i)“Effective Date” means the commencement date of this Plan as specified in Section 1.2 of this Plan.

(j)“Effective Date of Termination” means the date on which a Qualifying Termination occurs, except in the case of a Participant whose termination of employment occurs within the six (6) month period immediately preceding the date of a Change in Control, for purposes of this Plan such Participant’s Effective Date of Termination shall be the date of such Change in Control.

(k)“Good Reason” shall mean without Participant’s express written consent the occurrence of any one or more of the following:

1)a material reduction in Participant’s Base Salary

2)a material reduction in Participant’s Target Annual Bonus Opportunity,

3)a material diminution in Participant’s authority, duties or responsibilities, or

4)the requirement by the Company or the surviving company that Participant relocate Participant’s principal work location to a location more than 25 miles from Belleville, Wisconsin or Mt. Horeb, Wisconsin.

For purposes of this Plan, Participant shall not be entitled to assert that a termination is for Good Reason unless (A) Participant gives the Board written notice of the event or events which are the basis for such assertion within sixty (60) days after the event or events occur (“Event Date”), (B) the Company has not cured or fully remedied such event or events within thirty (30) days after receiving such written notice and (C) Participant’s Effective Date of Termination is no later than ninety (90) days after the Event Date.

(l)Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated.

(m)“Participant” means an employee who has been designated to participate in this Plan pursuant to Section 1.4 herein.

(n)“Qualifying Termination” means a termination of employment from the Company and its Affiliates under the following circumstances:

1)An involuntary termination of Participant’s employment by the Company for reasons other than Cause or death pursuant to a Notice of Termination delivered to Participant by the Company within six (6) months prior to or upon or within 24 months after a Change in Control, or

2)A voluntary termination by Participant for Good Reason pursuant to a Notice of Termination delivered to the Company by Participant within six (6) months prior to or upon or within 24 months after a Change in Control.

(o)“Severance Benefits” means the payment of compensation following a Qualifying Termination as provided in Article 3 herein.

(p)“Severance Multiple” means the severance multiple assigned to Participant that is shown on Appendix A.

(q)“Target Annual Bonus” means, as of any date, the amount equal to the product of (i) Participant’s base salary as of such date and (ii) Target Annual Bonus Opportunity.

(r)“Target Annual Bonus Opportunity” means, as of any date, Participant’s annual bonus opportunity assuming the achievement of target performance under any Company-maintained annual incentive plan expressed as a percentage of Participant’s then annual rate of salary, without regard to any salary deferral.

Article 3. Severance Benefits

3.1Right to Severance Benefits

(a)Change in Control Severance Benefits. Participant shall be entitled to receive Severance Benefits, from the Company, as described in Section 3.2 herein, if Participant incurs a Qualifying Termination.

(b)No Severance Benefits. Participant shall not be entitled to receive Severance Benefits if Participant’s employment with the Company ends for reasons other than a Qualifying Termination.

(c)General Release and Acknowledgement of Restrictive Covenants. As a condition to receiving Severance Benefits under Section 3.2 (other than those benefits provided under Section 3.2(a)), Participant shall be obligated to execute a general release of claims in favor of the Company, its current and former affiliates and shareholders, and the current and former directors, officers, employees, and agents of the Company in a form acceptable to the Company (“Release Agreement”). Participant must also execute an affirmation and acknowledge of Participant restrictive covenants obligations arising under this Plan or any other agreement between Participant and the Company (or any Affiliate) (“Restrictive Covenants Acknowledgement”). The Release Agreement and Restrictive Covenants Acknowledgement must be executed by Participant and provided to the Company, and any applicable rescission period for the Release Agreement must have expired, all prior to the sixtieth (60th) day following the Effective Date of Termination. If the Participant fails to timely provide an executed and irrevocable Release Agreement and an executed Restrictive Covenants Acknowledgement, the Participant shall forfeit any right to Severance Benefits under the Plan (other than those benefits provided under Section 3.2(a)).

(d)No Duplication of Severance Benefits. If Participant becomes entitled to Severance Benefits, the Severance Benefits provided for under Section 3.2 hereunder shall be in lieu of all other severance payments or other benefits provided to Participant under any other Company-related severance plans, programs, or agreements. For the avoidance of doubt, in the event that the Participant is a participant in the Company’s Executive General Severance Plan at the time of a Qualifying Termination under this Plan, no benefits shall be payable to such Participant under the Company’s Executive General Severance Plan and such Participant will only be eligible for the Severance Benefits payable hereunder.

3.2Description of Severance Benefits. In the event Participant becomes entitled to receive Severance Benefits, as provided in Section 3.1(a) herein, the Company shall provide Participant with the following:

(a)Accrued Obligations. A lump-sum amount paid in accordance with applicable law that includes earned but unpaid Base Salary, , unreimbursed business expenses, and all other vested benefits to which Participant is entitled under any applicable benefit plan as of the Effective Date of Termination.

(b)Cash Severance. A lump-sum amount equal to the product of (i) Participant’s Severance Multiple and (ii) the sum of the following: (A) Participant’s Base Salary and (B) Participant’s Target Annual Bonus in the year of termination (or, if greater, Participant’s Target Annual Bonus in the year of the Change in Control), paid to the Participant following the effectiveness of the Release Agreement, but in no event later than the sixtieth (60th) day following the Effective Date of Termination.

(c)Pro Rata Target Bonus. A lump-sum amount equal to Participant’s Target Annual Bonus, adjusted on a pro rata basis based on the number of days Participant was actually employed during the bonus plan year in which Participant incurs a Qualifying Termination, paid to the Participant following the effectiveness of the Release Agreement, but in no event later than the sixtieth (60th) day following the Effective Date of Termination.

(d)Continuation of Health Care Benefits. To the extent it does not result in a tax or penalty on the Company, reimbursement for that portion of the premiums paid by Participant to obtain COBRA continuation health coverage that equals the Company’s subsidy for health coverage for active employees with family coverage (if applicable) grossed up so that Participant will be made whole for such premiums on an after-tax basis (“COBRA Continuation Payments”) for a period of eighteen (18) months following the date of employment termination (provided that Participant has not obtained health coverage from any other source and is not eligible to receive health coverage from any other employer, in which event Participant shall promptly notify the Company of the alternative health coverage and shall no longer be entitled to reimbursement), paid on a monthly basis after Executive has paid the applicable COBRA premium payment.

(e)Outplacement Services. Participant shall be entitled to outplacement services until the first to occur (i)  the twelve (12) month anniversary of Participant’s Effective Date of Termination or (ii) the date Participant accepts an offer of new employment. Participant shall be responsible for the identification and retention of an outplacement service organization. The Company shall reimburse Participant for costs incurred for outplacement services during such period as soon as practicable, such reimbursement to occur no later than the last day of the calendar year following the calendar year in which Participant incurred such costs, subject to a maximum reimbursed amount of $30,000; provided that any claims for reimbursement are submitted to the Company within 90 days following the date of invoice and include appropriate itemization and substantiation of such claims.

3.3Impact on Equity Incentives. The treatment of any awards under the Company’s equity incentive plans that may be outstanding on Participant’s Effective Date of Termination shall be determined under the applicable equity incentive plan under which the award was granted and the related award agreement.

Article 4. Restrictive Covenant Agreement and Obligations upon Termination of Employment

4.1Condition of Participation  / Forfeiture and Clawback.  As a condition of participation hereunder, the Executive shall execute the Restrictive Covenant Agreement, attached hereto as Appendix B.   If a Participant breaches any of the covenants contained in Appendix B, the Committee may, in its sole discretion, determine that the Participant (i) shall forfeit any unpaid portion of the payments or benefits provided pursuant to this Plan and/or (ii) shall repay to the Company any amounts previously paid to the Participant pursuant to this Plan. From time to time, the Committee may amend the Restrictive Covenant Agreement attached as Appendix B, to be applicable to Participants who enter the Plan on or after the date of such amendment.

4.2Return of Information and Other Property. On or before the last day of Participant’s employment with the Company (or any other time upon the Company’s request), Participant shall deliver to the Company the original and all copies of all documents, records and property of any nature whatsoever, including, without limitation, telephones, computers, automobiles and other tangible personal property and any records, documents or property created by Participant that are in Participant’s possession or control and that are the property of the Company or any of its Affiliates, except as authorized in writing or pursuant to the Company’s then existing policies permitting withdrawing Participant to retain computers, cell phones or other items of Company property for their personal use. Participant further agrees that, within ten (10) days following the Effective Date of Termination, Participant shall deliver to the Company a certificate to the effect that all Protected Information and Company trade secrets stored on any computer owned by Participant or owned by any person residing with Participant has been deleted.

4.3Assignment/Cooperation. Participant hereby assigns to the Company all of Participant’s right, title and interest in and to all Inventions. During Participant’s employment with the Company and at all times thereafter, upon the request of an authorized  officer of the Company, Participant shall do any reasonable act and thing to assist the Company in any way to vest in the Company all of Participant’s right, title and interest in and to all Inventions and to obtain, defend and enforce the Company’s rights in all Inventions including, without limitation, agreeing to testify in any suit or other proceeding involving any Invention or document, to review, return or sign all documents that the Company reasonably determines to be necessary or proper, and to apply for, obtain or enforce any patents or copyrights relating to any Invention. The Company shall compensate Participant at a reasonable rate for time actually spent assisting the Company with any of the foregoing after the last day of Participant’s employment with the Company.

Article 5. Effect of Excise Tax

5.1.Best Net. It is the object of this paragraph to provide for the maximum after-tax income to each Participant with respect to any payment or distribution to or for the benefit of Participant, whether paid or payable or distributed or distributable pursuant to the Plan or any other plan, arrangement or agreement, that would be subject to the excise tax imposed by Section 4999 of the Code) or any similar federal, state or local tax that may hereafter be imposed (a “Payment”) (Section 4999 of the Code or any similar federal, state or local tax are collectively referred to as the “Excise Tax”).  Accordingly, before any Payments are made under this Plan, a determination will be made as to which of two alternatives will maximize such Participant’s after-tax proceeds, and the Company must notify Participant in writing of such determination. The first alternative is the payment in full of all Payments potentially subject to the Excise Tax. The second alternative is the payment of only a part of Participant’s Payments so that Participant receives the largest payment and benefits possible without causing the Excise Tax to be payable by Participant.  This second alternative is referred to in this paragraph as “Limited Payment”. Participant’s Payments shall be paid only to the extent permitted under the alternative determined to maximize Participant’s after-tax proceeds, and Participant shall have no rights to any greater payments on his or her Payments.  If Limited Payment applies, Payments shall be reduced in accordance with Section 5.2 and in a manner that would not result in Participant incurring an additional tax under Code Section 409A.

5.2.Ordering of Reduction in Payments.

(a)Payments not constituting nonqualified deferred compensation under Code Section 409A shall be reduced first, in this order but only to the extent that doing so avoids the Excise Tax (e.g., accelerated vesting or payment provisions in an award will be ignored to the extent that such provisions would trigger the Excise Tax):

1)Payment of the Severance Benefits to the extent such payments do not constitute deferred compensation under Code Section 409A.

2)Awards that can be earned based on performance (“Performance-Based Awards”), but excluding Performance-Based Awards subject to Code Section 409A.

3)Awards that can be earned solely on the passage of time (“Service-Based Awards”), but excluding Service-Based Awards subject to Code Section 409A.

4)Awards of stock options and SARs under a Company omnibus or incentive plan.

(b)Then, if the foregoing reductions are insufficient, Payments constituting deferred compensation under Code Section 409A shall be reduced, in this order

1)Payment of the Severance Benefits to the extent such payments constitute deferred compensation under Code Section 409A.

2)Performance-Based Awards subject to Code Section 409A.

3)Service-Based Awards subject to Code Section 409A.

4)In the event of conflict between the order of reduction under this Plan and the order provided by any other Company document governing a Payment, then the order under this Plan shall control.

All determinations required to be made under this Article 5 shall be made by the Company’s external auditor or another nationally recognized firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Participant within ten (10) business days of the termination of employment giving rise to benefits under the Plan, or such earlier time as is requested by the Company.  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company.  In the event the Accounting Firm determines that the Payments shall be reduced, it shall furnish Participant with a written opinion to such effect.  The determination by the Accounting Firm shall be binding upon the Company and Participant.

Article 6. Legal Fees and Notice

6.1.Payment of Legal Fees. Each of Company and Participant shall bear and pay all of the respective fees, expenses and disbursements of their agents, representatives, accountants and counsel incurred in connection with and related to any disputed claims for benefits under this Plan.

6.2.Notice. Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to Participant at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.

Article 7. Successors and Assignment

7.1.Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company to expressly assume and agree in writing to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, the terms of this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Plan.

7.2.Assignment by Participant. This Plan shall inure to the benefit of and be enforceable by Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to Participant’s Beneficiary.

Article 8. Miscellaneous

8.1.Code Section 409A.

(a)It is intended that each installment of any benefits or payments provided hereunder constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as “separation pay due to involuntary separation”). The parties intend that all the benefits and payments provided under the Plan shall be exempt from, or comply with, the requirements of Section 409A of the Code.

(b)To the extent required by Section 409A of the Code, all references to “termination of employment,” “Qualified Termination of Employment” and correlative phrases for purposes of the Plan shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein).

(c)To the extent that (1) any payments or benefits to which the Participant becomes entitled under the Plan, or under any other plan, program or agreement maintained by the Company, in connection with the Participant’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (2) the Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments or benefits shall not be made or commence until the earliest of (A) the expiration of the six (6) month and one day period measured from the date of the Participant’s separation from service (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein) from the Company; or (B) the date of the Participant’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Participant, including (without limitation) the additional twenty percent (20%) tax for which the Participant would otherwise be liable under Code Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Participant or the Participant’s beneficiary in one lump sum. For the purposes of this Section 8.1(c), the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation Section 1.409A-1(i) in accordance with the policies of the Company.

(d)To the extent any expense reimbursement or the provision of any in-kind benefit under the Plan is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(e)In no event may Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

(f)Nothing contained in this Plan shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any penalty tax under Section 409A on any person and none of the Company or its Affiliates, or any of their employees or representatives shall have any liability to the Participant with respect thereto.

8.2.Employment Status. Except as may be provided under any other agreement between Participant and the Company, the employment of Participant by the Company is “at will” and may be terminated by either Participant or the Company at any time, subject to applicable law.

8.3.Entire Plan. This Plan supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

8.4.Severability. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect.

8.5.Tax Withholding. The Company may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

8.6.Beneficiaries. Participant may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. Participant may make or change such designation at any time.  The last designation filed with the Company prior to the date of Participant’s will be applicable.

8.7.Claims.  Attached hereto as Appendix C is the Claims Procedure that Is applicable to all disputes under this Plan.

8.8.No Duty to Mitigate. Participant shall not be obligated to seek other employment n mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event affect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan.

8.9.Modification; Survival. No provision of this Plan may be modified, waived, or discharged in a manner adverse to Participant unless such modification, waiver, or discharge is agreed to in a writing signed by the affected Participant and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.  However, the Board or Committee may terminate or amend this Plan at any time, by giving the then-participants written notice of intent to terminate or amend the Plan delivered at least six (6) months prior to the date of such termination or amendment, except as restricted by Section 1.3. The termination or amendment of this Plan pursuant to this Section 8.9 shall not affect (1) any obligation of the Company to pay any Severance Benefits due to a Qualifying Termination occurring prior to the effective date of such termination or amendment of the Plan or (2) the obligations of Participant pursuant to Article 4. Additional categories of Participants may be added to Appendix A by the Committee from time to time pursuant to Section 1.4.

8.10.Unfunded Plan. The Plan shall be unfunded and all costs of the Plan shall be paid from the Company’s general assets.  Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by benefits under the Plan.  Neither the

Company nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.  Any liability of the Company to any Participant with respect to any benefit shall be based solely upon any contractual obligations created by the Plan and the Participation Agreement; no such obligation shall be deemed to be secured by any pledge or any encumbrance on any property of the Company.

8.11.Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.12.Applicable Law. To the extent not preempted by the laws of the United States, the internal laws of the state of Wisconsin (without regard to its laws concerning choice of law) shall be the controlling law in all matters relating to this Plan.

Appendix A—Covered Position Categories for Participants and Applicable Severance Multiple

Participant Name	Tier	Title	Severance Multiple
	1	Chief Executive Officer	N/A
	2	SVP-Level	2.0x
	3	VP-Level	1.0x
	4	Key Employees	0.5X

Appendix B—Restrictive Covenant Agreement

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is made and entered into by and between [NAME] (“Participant”) and Duluth Holdings Inc. (the “Company”).

RECITALS

A.As a condition of and in consideration for Participant’s participation in that certain Company Executive Change in Control Severance Plan (the “Plan”), Participant has agreed to execute and be bound by the terms of this Agreement.

B.During Participant’s employment with the Company, Participant has personally generated and been entrusted with, and will continue to personally generate and be entrusted with, information, ideas and materials which are the Company’s confidential and proprietary property, including, without limitation, trade secrets, confidential financial information, product designs, product costs, marketing information and information related to other confidential and proprietary matters of the Company.

C.The Company has expended and will continue to expend substantial time, effort and money to protect such confidential and proprietary Company property, to service its customers and prospective customers and to provide Participant the opportunity and the resources to extend the goodwill of the Company.

D.By entering into this Agreement, Participant acknowledges and agrees that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill, and property rights, including the protection of the Company’s confidential and proprietary property and its customer relationships.

E.By entering into this Agreement, Participant further acknowledges and agrees that the restrictions imposed by this Agreement will not prevent him/her from earning a living in the event of, and after, the end, for whatever reason, of his/her employment with the Company.

AGREEMENT

In consideration of participation in the Plan and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Participant and the Company hereby agree as follows:

1.Confidentiality Obligations.

1.1During Employment.  While Participant is employed by the Company, Participant will not directly or indirectly use or disclose any Confidential Information or Trade Secret of the Company, except in the interest and for the benefit of the Company.

1.2Trade Secrets Post-Employment.  After the end, for whatever reason, of Participant’s employment with the Company, Participant will not directly or indirectly use or disclose any Trade Secret of the Company.

1.3Confidential Information Post-Employment.  For a period of two (2) years following the end, for whatever reason, of Participant’s employment with the Company, Participant will not directly or indirectly use or disclose any Confidential Information of the Company.

1.4General Skills and Knowledge.  Nothing in this Agreement shall prevent Participant, after the end of employment with the Company, from using general skills and knowledge gained while employed by the Company.

1.5Trade Secret Law.  Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public.  Participant is further notified that if Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Participant may disclose the Company’s Trade Secrets to Participant’s attorney and use the Trade Secret information in the court proceeding, provided that, Participant files any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.

2.Non-Competition During Employment.  While Participant is employed by the Company, Participant will not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert business from the Company anywhere the Company does business.

3.Post-Employment Restricted Services Obligation. For a period of twelve (12) months following the end, for whatever reason, of Participant’s employment with the Company, Participant agrees not to directly or indirectly provide Restricted Services to any Competitor in the Territory.

4.Non-Solicitation of Restricted Persons.  While Participant is employed by the Company, and for a period of twelve (12) months immediately following the end, for whatever reason, of Participant’s employment with the Company, Participant shall not directly or indirectly solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company.

5.Business Idea Rights.

5.1Assignment.  The Company will own, and Participant hereby assigns and agrees to assign to the Company, all rights in all Business Ideas which Participant originates or develops either alone or working with others while Participant is employed by the Company.  All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered “works for hire” as that term is defined by United States copyright law.

5.2Disclosure.  While employed by the Company, Participant will promptly disclose all Business Ideas to the Company.

5.3Execution of Documentation.  Participant, at any time during or after the term of his/her employment with the Company, will promptly execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

6.Return of Property.  Upon the end, for whatever reason, of Participant’s employment with the Company or upon request by the Company at any time, Participant shall immediately return to the Company all property, documents, records, and materials belonging and/or relating to the Company, all passwords and/or access codes to such Company property, and all copies of all such materials.  Upon the end, for whatever reason, of Participant’s employment with the Company or upon request by the Company at any time, Participant further agrees to destroy such records maintained by him/her on his/her own computer equipment and to certify in writing, at the Company’s request, that such destruction has occurred.

7.Definitions.

7.1Confidential Information.  The term “Confidential Information” means all non-Trade Secret information of, about or related to the Company or provided to the Company by its customers and suppliers that is not known generally to the public or the Company’s competitors.  Confidential Information includes but is not limited to:  (i) strategic plans, budgets, forecasts, financial information, inventions, product designs and specifications, material specifications, materials sourcing information, product costs, information about products under development, research and development information, production processes, equipment design and layout, customer lists, information about orders from and transactions with customers, sales and marketing information, strategies and plans, pricing information; and (ii) information which is marked or otherwise designated or treated as confidential or proprietary by the Company.

7.2Trade Secret.  The term “Trade Secret” has that meaning set forth under applicable law.

7.3Exclusions.  Notwithstanding the foregoing, the terms “Confidential Information” and “Trade Secret” do not include, and the obligations set forth in this Agreement do not apply to, any information which:  (i) can be demonstrated by Participant to have been known by him/her prior to his/her employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Participant; (iii) is obtained by Participant in good faith from a third party who discloses such information to Participant on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Participant outside the scope of his/her employment without use of Confidential Information or Trade Secrets of the Company.

7.4Restricted Services.  The term “Restricted Services” means employment duties and functions of the type provided by Participant to the Company during the twelve (12) month period immediately prior to the end, for whatever reason, of Participant’s employment with the Company.

7.5Competitor.  The term “Competitor” means Carhartt, Inc., L.L. Bean, Inc., Cabela’s Inc., Columbia Sportswear Company, Lands’ End, Inc., Under Armour, Inc., VF Corporation, and any and all of their respective affiliates and successors.  In addition, the term “Competitor” shall mean any corporation, partnership, association, or other person or entity that engages in any business which, at any time during the eighteen (18) month period immediately prior to the end, for whatever reason, of Participant’s employment with the Company, and regardless of business format (including, but not limited to, department stores, specialty stores, discount stores, direct marketing, or electronic commerce):  (i) marketed, manufactured, or sold men’s or women’s casual wear, work wear, base layer or accessories of the type marketed, manufactured or sold by the Company during the eighteen (18) month period immediately prior to the end of Participant’s employment with the Company and (ii) had combined annual revenues in excess of $100 million.

7.6Territory.  The term “Territory” shall mean the United States of America and Canada.

7.7Restricted Person.  The term “Restricted Person” means an employee of the Company who (i) at the time of the solicitation, is a top-level employee of the Company, has special skills or knowledge important to the Company, or has skills that are difficult for the Company to replace and (ii) is an employee with whom Participant had a working relationship or about whom Participant acquired or possessed specialized knowledge, in each case, in connection with Participant’s employment with the Company and during the 18 month period immediately prior to the end of Participant’s employment with the Company.

7.8Business Ideas.  The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Participant originates or develops, either alone or jointly with others while Participant is employed by the Company and which are (i) related to any business known to Participant to be engaged in or contemplated by the Company; (ii) originated or developed during Participant’s working hours; or (iii) originated or developed in whole or in part using materials, labor, facilities or equipment furnished by the Company.

8.Participant Disclosures and Acknowledgments.

8.1Confidential Information of Others.  Participant certifies that Participant has not, and will not, disclose or use during Participant’s time as an employee of the Company, any confidential information which Participant acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Participant became an employee of the Company.  All prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting, that Participant has entered into which restrict Participant’s ability to perform any services as an employee for the Company are listed below under the heading List of Prior Obligations.

8.2Prospective Employers.  Participant agrees, during the term of any restriction contained in this Agreement, to disclose this Agreement to any entity which offers employment to Participant.  Participant further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Participant’s potential or future employers.

9.Miscellaneous.

9.1Binding Effect.  This Agreement binds Participant’s heirs, executors, administrators, legal representatives and assigns and inures to the benefit of the Company and its successors and assigns.

9.2Entire Agreement; Amendment or Waiver.  This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and all prior discussions, negotiations, agreements, correspondence and understandings, whether oral or written, between Participant and the Company with respect to the subject matter addressed in this Agreement are merged in it and superseded by it, provided; however, nothing provided herein shall supersede the terms of any existing non-disclosure, non-competition or non-solicitation covenant or agreement, which shall remain in full force and effect pursuant to its terms and, in the event of a conflict between such covenant or agreement and this Agreement, the provision of the agreement which is both enforceable and most protective of the Company’s interests shall control.  No provision of this Agreement may be amended or waived other than in writing by the party against whom enforcement of such amendment or waiver is sought.

9.3Injunctive Relief.  The parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief (without the necessity of posting bond or other security).

9.4Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of Wisconsin.

9.5Consideration.  Execution of this Agreement is a condition of Participant’s participation in that the Plan and such participation constitutes the consideration for Participant’s undertakings hereunder.

9.6Severability.  The obligations imposed by, and the provisions of, this Agreement are severable and should be construed independently of each other.  The invalidity of one provision shall not affect the validity of any other provision.

9.7Terminable-At-Will.  Nothing in this Agreement shall be construed to limit the right of either party to terminate the employment relationship at any time for any or no reason with or without notice.

9.8Jurisdiction and Venue.  Participant and the Company agree that all disputes between them regarding this Agreement, including, without limitation, all disputes involving claims for interpretation, breach or enforcement of this Agreement, shall be litigated exclusively in the State of Wisconsin Circuit Court for Dane County or the United States District Court for the Western District of Wisconsin, and both parties irrevocably consent to, and waive any challenge to, the jurisdiction of, and venue in, such courts.

9.9Whistle-Blower Protections. Nothing in this Agreement prohibits Participant from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.  Moreover, nothing in this Agreement shall be deemed to require the Company’s prior approval of such communication.

List of Prior Obligations

[NAME]

DATE:  __________, 2022

DULUTH HOLDINGS INC.

By:

Name:

Its:

DATE:   _________, 2022

Appendix C – Claims Procedure

The “Plan Administrator” is the Company. Benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that any Participant is entitled to them.  The Chief Executive Officer and Committee act on behalf of the Company and is responsible for making eligibility and benefit determinations under the Plan.

Participants do not need to take any action to receive Severance Benefits under the Plan. The Company will provide the Participant with a Notice of Termination setting forth the reason for the Participant’s termination of employment, which may or may not entitle him/her to the receipt of Severance Benefits under the Plan.

APPEAL PROCEDURE

If a Participant does not receive a benefit under the Plan and he/she would like to question and/or appeal the determination of Severance Benefits, the Participant must submit, within one year of the date of the Participant’s termination of employment, a written appeal to the Chief Executive Officer at:

ATTN: Chief Executive Officer (Executive Change in Control Severance Plan)

Duluth Holdings Inc.

201 East Front Street

Mount Horeb, WI 53527

A Participant, his/her beneficiary or a personal representative (each, a “Claimant”) may submit an appeal for Severance Benefits.

Appeal Determination

The Chief Executive Officer will provide written or electronic notice to the Claimant within 90 days after the Chief Executive Officer receives the appeal, unless the Chief Executive Officer determines that any extension of time for processing is required. In the event that the Chief Executive Officer determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial 90-day review period. The extension will not exceed a period of 90 days from the end of the initial 90-day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Chief Executive Officer expects to render the benefit decision.

If the Chief Executive Officer denies an appeal in whole or in part (an “Adverse Benefit Determination”) the Chief Executive Officer will set forth, in a manner to be understood by the Claimant:

1.The specific reason(s) for the Adverse Benefit Determination.

2.Reference to the specific Plan provision on which the denial is based.

3.A description of any additional material or information necessary for the terminated employee to perfect the appeal and an explanation as to why such information is necessary.

4.An explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to file an appeal under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), after receiving a final Adverse Benefit Determination upon review.

Appeal of Denial

The Claimant may appeal an initial Adverse Benefit Determination by submitting a written appeal to the Committee within 60 days of receiving the notice described in Appeal Determination. The Committee will perform a full and fair review of the appeal. In addition, the Claimant may:

1.Submit written comments, documents, records and other information relating to the appeal for benefits.

2.Examine the Plan and obtain, upon request and without charge, copies of all documents, records and other information relevant to the terminated employee’s appeal for benefits.

The Committee’s review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the appeal without regard to whether such information was submitted to or considered by the Chief Executive Officer in the initial benefit determination. A determination on the review by the Committee will be made not later than 60 days after receipt of a request for review, unless the Committee determines that an extension of time for processing is required. In the event that the Committee determines that such an extension is required, written notice of the extension will be furnished to the Claimant prior to the end of the initial 60-day review period. The extension will not exceed a period of 60 days from the end of the initial 60-day period of time, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Committee expects to render the determination on review.

The written or electronic determination of the appeal by the Committee will set forth, in a manner that is intended to be understood by the Claimant:

1.The specific reason or reasons for the decision.

2.Reference to the specific Plan provisions on which the Adverse Benefit Determination is based.

3.The Claimant’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the appeal for benefits.

4.A statement of the employee’s right to file an appeal under Section 502(a) of ERISA.

The Chief Executive Officer has sole discretion in making decisions with respect to a claim, and his/her decisions are final and binding, subject to the right to appeal to the Committee and unless found by a court to be arbitrary and capricious. Similarly, the decision of the Committee with respect to an appeal of a denied claim is final and binding unless the decision is determined by a court to be arbitrary and capricious.

If a Claimant timely challenges a decision of the Committee in a court of law, the court’s review will be limited to the facts, evidence and issues presented to the Chief Executive Officer and Committee during the appeals procedure set forth above. Facts and evidence that become known to the terminated Participant or other interested person after having exhausted the appeals procedure must be brought to the attention of the Committee for reconsideration of the appeals determination. Issues not raised with the Committee will be deemed waived.

A Participant may not bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the appeals procedures set forth above are exhausted and a final determination is made by the Committee. After the remedies set forth above are exhausted, a Participant must file any court action within 90 days after final notice of an Adverse Benefit Determination.